Exhibit 10.7

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of December 20, 2011 and is entered into by and between CEMPRA HOLDINGS, LLC, a Delaware limited liability company (“Parent”), and each of its subsidiaries signatory hereto (hereinafter individually referred to as a “Borrower” and collectively referred to as “Borrowers”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrowers have requested Lender to make available to Borrowers term loans in an aggregate principal amount of up to Twenty Million ($20,000,000) (the “Maximum Term Loans Amount”); and

B. Lender is willing to make the Term Loans on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrowers and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, a Borrower and a third party Bank or other institution (including a Securities Intermediary) in which a Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Administrative Borrower” has the meaning given to such term in Section 11.18.

“Advance(s)” means the Term Loan A Advance, the Term Loan B Advance, and any funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for a Advance submitted by Administrative Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as the same may from time to time be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all clinical drug compounds currently being developed, tested, manufactured, licensed or sold by a Borrower or which a Borrower intends to develop, test, manufacture, license or sell in the future, collectively, together with all clinical drug compounds that have been developed, tested, manufactured, licensed or sold by a Borrower since its incorporation.

“Cash” means all cash and liquid funds.

“Change in Control” means (i) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of a Borrower or any Subsidiary thereof, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of a Borrower or any Subsidiary thereof in which the holders of such Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether such Borrower or Subsidiary is the surviving entity; or (ii) sale or issuance by a Borrower of new shares of Preferred Stock of a Borrower to investors, none of whom are current investors in a Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and common stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of a Borrower; provided, however, an Initial Public Offering shall not constitute a Change in Control.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Commitment Fee” means $35,000, which fee has been received by Lender prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Common Stock” means the common stock of the Parent after the completion of its equity conversion in connection with Parent’s Initial Public Offering.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by a Borrower or in which a Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit account” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Equity Interests” means, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means three quarters of one percent (0.75%) of the Maximum Term Loans Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the initial firm commitment underwritten offering of Parent’s Common Stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrowers’ Copyrights; Trademarks; Patents; Licenses; trade secrets; inventions; clinical and non-clinical data; know-how; mask works; trade names; service marks; rights of use of any domain names or any similar rights; Borrowers’ applications therefor and reissues, extensions, or renewals thereof; and Borrowers’ goodwill associated with any of the foregoing, together with Borrowers’ rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Period” means the interest only period beginning on the Closing Date and ending on December 31, 2012; provided, however that (i) if Borrowers achieve the requirements of a Term Loan B Availability Milestone or complete the closing of a strategic partnership deal for the payment of Borrowers’ development costs of TAKSTA through the New Drug Application reasonably determined by Borrowers at the time of closing, then Interest Only Period means the period beginning on the Closing Date and ending on March 31, 2013; or (ii) if Borrowers achieve the requirements of a Term Loan B Availability Milestone and complete the closing of a strategic partnership deal for TAKSTA, then Interest Only Period means the period beginning on the Closing Date and ending on June 30, 2013.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary of a Borrower, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, the Subordination Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means any circumstance or occurrence that has a material adverse effect upon: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Borrowers taken as a whole, other than an effect in and of itself reasonably attributable to (a) the failure of any nonclinical or clinical trial to demonstrate the desired safety or efficacy of any biologic or drug, (b) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the United States Food and Drug Administration or any other governmental entity with respect to any biologic or drug where, in the case of (a) or (b), Borrowers’ investors provide such confirmation to Lender as Lender reasonably requests that they continue to support Borrowers, or (c) the inability of Parent to consummate an Initial Public Offering; or (ii) the ability of a Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan A Amount” means Ten Million and No/100 Dollars ($10,000,000).

“Maximum Term Loan B Amount” means Ten Million and No/100 Dollars ($10,000,000).

“Maximum Term Loan Amounts” has the meaning assigned to such term in the Recitals.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Note(s)” means each of the Term Loan A Note and/or Term Loan B Note.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrowers in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $200,000 outstanding at any time secured by a lien described in clause; (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrowers or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding; (viii) other Indebtedness in an amount not to exceed $100,000 at any time outstanding; and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon any Borrower or of their respective Subsidiaries, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrowers under the terms of applicable repurchase agreements in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph; (vi) shall not apply to Investments of a Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of a Borrower pursuant to employee stock purchase plans or other similar agreements approved by such Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by a Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in subsidiaries organized outside of the United States approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of a Borrower’s business in furtherance of the development, testing, manufacture or sale of drug compounds, provided that any cash Investments by Borrowers do not exceed $100,000 in the aggregate in any fiscal year; and (xii) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrowers maintain adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of a Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii)

statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) licenses and similar arrangements for the use of Intellectual Property or other property in the ordinary course of business, or (iii) dispositions of worn-out, obsolete or surplus Equipment in the ordinary course of business, (iv) transfers in connection with Permitted Liens and Permitted Investments and (v) other transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any Equity Interest issued by a Borrower that has any rights, preferences or privileges senior to such Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Prime Rate” means the prime rate as reported in The Wall Street Journal.

“Qualified Financing” means Borrowers’ receipt of cash proceeds in an aggregate amount through one or more transactions equal to or greater than $25,000,000 from (i) the issuance of Parent’s Equity Interests, including without limitation, an Initial Public Offering, strategic financing, convertible debt transaction or (ii) a strategic deal on terms reasonably acceptable to Lender, or any combination thereof, in all cases, on or before June 30, 2012.

“Receivables” means (i) all of a Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Secured Obligations” means a Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions reasonably satisfactory to Lender.

“Subordination Agreement” means that certain subordination agreement among Parent, Lender and each of the holders of the Unsecured Convertible Promissory Notes dated as of August 5, 2011, as amended by that certain Global Amendment dated as of October 11, 2011.

“Subsequent Financing” means the closing of any institutionally led private equity financing of Parent’s Equity Interests prior to an Initial Public Offering which becomes effective after the Closing Date. For purposes of clarity, a Subsequent Financing shall not include any equity financing portion of a strategic transaction.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which a Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan A Advance” shall have the meaning assigned to such term in Section 2.1(a).

“Term Loan A Interest Rate” means for any day a per annum rate of interest equal to the greater of (i) 9.55% or (ii) the sum of 9.55% plus the Prime Rate minus 3.25%; provided, that if a Qualified Financing has not occurred, the “Term Loan A Interest Rate” means for any day a per annum rate of interest equal to the greater of (i) 10.30% or (ii) the sum of 10.30% plus the Prime Rate minus 3.25%.

“Term Loan A Note” means a Secured Term Loan A Promissory Note in substantially the form of Exhibit B-1.

“Term Loan B Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Term Loan B Availability Milestone” means after the Closing Date (a) (i) the receipt by Parent of at least $40,000,000 of proceeds from the Initial Public Offering, or (ii) the receipt by Parent of at least $40,000,000 from the sale or issuance of Parent’s Equity Interests on a fully funded plan and on terms reasonably acceptable to Lender, or (iii) the receipt by Borrowers of at least $40,000,000 from the closing of a fully funded strategic deal on terms reasonably acceptable to Lender; and (b) notification by Administrative Borrower to Lender of the receipt of the proceeds described in clause (a) above in a certificate duly executed by Administrative Borrower’s Chief Executive Officer or Chief Financial Officer.

“Term Loan B Interest Rate” means for any day a per annum rate of interest equal to the greater of (i) 8.75% or (ii) the sum of 8.75%, plus the Prime Rate minus 3.25%; provided, that if a Qualified Financing has not occurred, the “Term Loan B Interest Rate” means for any day a per annum rate of interest equal to the greater of (i) 9.50% or (ii) the sum of 9.50%, plus the Prime Rate minus 3.25% .

“Term Loan B Note” means a Secured Term Loan B Promissory Note in substantially the form of Exhibit B-2.

“Term Loan Maturity Date” means December 1, 2015.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by a Borrower or in which a Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the warrant entered into in connection with the Loan.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 Term Loan A.

(a) Advance. Subject to the terms and conditions of this Agreement, Lender will make, and Borrowers agree to draw, an Advance of $10,000,000 on the Closing Date (the “Term Loan A Advance”). The aggregate outstanding Term Loan A Advance shall not exceed the Maximum Term Loan A Amount.

(b) Advance Request. To obtain the Term Loan A Advance, Administrative Borrower shall complete, sign and deliver an Advance Request and Term Loan A Note to Lender. Lender shall fund the Term Loan A Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan A Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Term Loan A Advance shall bear interest thereon from the Closing Date at the Term Loan A Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan A Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment. During the Interest Only Period, Borrowers will pay interest on the Term Loan A Advance on the first business day of each month, beginning the month after the Closing Date. Borrowers shall repay the aggregate principal balance of the Term Loan A Advance outstanding at the end of the applicable Interest Only Period as follows: (i) if the Interest Only Period ends on December 31, 2012, in thirty-six (36) equal monthly installments of principal and interest beginning the first business day of the month following the expiration of the applicable Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date; (ii) if the Interest Only Period ends on March 31, 2013, in thirty-three (33) equal monthly installments of principal and interest based on a 36- month amortization schedule beginning the first business day of the month following the expiration of the applicable Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date, with a balloon payment due on the Term Loan Maturity Date; or (iii) if the Interest Only Period ends on June 30, 2013, in thirty (30) equal monthly installments of principal and interest based on a 36- month amortization schedule beginning the first business day of the month following the expiration of the applicable Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date, with a balloon payment due on the Term Loan Maturity Date. The entire remaining principal balance of the Term Loan A Advance outstanding and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrowers’ account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Loan A Note or Term Loan A Advance.

2.2 Term Loan B.

(a) Advance. Subject to the terms and conditions of this Agreement, beginning on the date of the achievement of the Term Loan B Availability Milestone and continuing through September 30, 2012, Borrowers may request one Advance in an aggregate amount of $10,000,000 (the “Term Loan B Advance”). The aggregate outstanding Term Loan B Advance may not exceed the Maximum Term Loan B Amount.

(b) Advance Request. To obtain the Term Loan B Advance, Administrative Borrower shall complete, sign and deliver an Advance Request (at least five business days before the Advance Date) and Term Loan B Note to Lender. Lender shall fund the Term Loan B Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan B Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of the Term Loan B Advance shall bear interest thereon from such Advance Date at the Term Loan B Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan B Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment. During the Interest Only Period, Borrowers will pay interest on the Term Loan B Advance on the first business day of each month, beginning the month after the Advance Date. Borrowers shall repay the aggregate principal balance of the Term Loan B Advance outstanding at the end of the applicable Interest Only Period as follows: (i) if the Interest Only Period ends on December 31, 2012, in thirty-six (36) equal monthly installments of principal and interest beginning the first business day of the month following the expiration of the applicable Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date; (ii) if the Interest Only Period ends on March 31, 2013, in thirty-three (33) equal monthly installments of principal and interest based on a 36- month amortization schedule beginning the first business day of the month following the expiration of the applicable Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date, with a balloon payment due on the Term Loan Maturity Date; or (iii) if the Interest Only Period ends on June 30, 2013, in thirty (30) equal monthly installments of principal and interest based on a 36- month amortization schedule beginning the first business day of the month following the expiration of the applicable Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date, with a balloon payment due on the Term Loan Maturity Date. The entire remaining principal balance of the Term Loan B Advance outstanding and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrowers’ account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under the Term Loan B Note or Term Loan B Advance.

2.3 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrowers have actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all such other Secured Obligations are repaid, the excess (if any) shall be refunded to Borrowers.

2.4 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) or 2.2(c), as applicable, plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c), 2.2(c) or Section 2.4, as applicable.

2.5 Prepayment. At its option upon at least 5 business days prior notice to Lender, Borrowers may prepay in whole or in part any of the outstanding Advances by paying such principal balance to be prepaid, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3%; after twelve (12) months but prior to twenty four (24) months, 2%; and thereafter, 1% (each, a “Prepayment Charge”). Borrowers agree that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Notwithstanding the foregoing, Borrowers shall prepay the outstanding principal amount of all Advances and accrued interest thereon through the prepayment date together with the Prepayment Charge upon the Change in Control.

2.6 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrowers prepay all of the outstanding Secured Obligations, or (iii) the date that all of the Secured Obligations become due and payable, Borrowers shall pay Lender a charge of $400,000. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to Lender a security interest in all of Borrower’s right, title and interest in and to the following personal property of Borrower, whether now owned or hereafter acquired: (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property (but excluding the equity interests of any equity interests of any Borrower, any domestic Subsidiary or thirty-five percent (35%) of any foreign Subsidiary); (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of such Borrower (excluding Intellectual Property and any equity interests of any Borrower, any domestic Subsidiary or thirty-five percent (35%) of any foreign Subsidiary) whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Borrower and wherever located; and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds in a determination with respect to Borrowers that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrowers of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrowers shall have delivered to Lender the following, in all cases in form and substance reasonably acceptable to Lender:

(a) executed originals of the Loan Documents, Account Control Agreements, a legal opinion of Borrowers’ counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of each Borrower’s board of directors or representatives, as applicable, evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation or Certificate of Formation, as applicable, and the Bylaws or operating or limited liability company agreement, as applicable as amended through the Closing Date, of each Borrower;

(d) a certificate of good standing for each Borrower from its state of formation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(f) executed originals of the Subordination Agreement; and

(g) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request and a Note for the relevant Advance as required by Section 2.1(b) or 2.2(b), as applicable, each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in Section 5 of this Agreement and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Each Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrowers on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWERS

Each Borrower represents and warrants that:

5.1 Corporate Status. Borrower is a corporation or limited liability company, as applicable, duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation or limited liability company, as applicable, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by such Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2 Collateral. Such Borrower owns or otherwise has rights in the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Such Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Each Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Parent’s execution of the Warrant, (i) have been duly authorized by all necessary corporate or limited liability company action of such Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens, (iii) do not violate any provisions of such Borrower’s Certificate or Articles of Incorporation or Certificate of Formation (as applicable), bylaws, limited liability company agreement or operating agreement (as applicable) or any, law, regulation, order, injunction, judgment, decree or writ to which such Borrower is subject, and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Such Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of such Borrower, threatened against or affecting such Borrower or its property.

5.6 Laws. Such Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Such Borrower is not in default under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of any Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by any Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to such Borrower, and (ii) the most current of such projections provided to such Borrower’s Board of Directors or Representatives, as applicable.

5.8 Tax Matters. Except as described on Schedule 5.8, (a) such Borrower has filed all federal, state and local tax returns that it is required to file, (b) such Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) such Borrower has paid or fully reserved for any tax assessment received by such Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Such Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to such Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of the material agreements under which such Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses) as of the Closing Date. Such Borrower is not in material breach of, nor has such Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to such Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, such Borrower has all material rights with respect to Intellectual Property necessary in the operation or conduct of such Borrower’s business as currently conducted by such Borrower. Without limiting the generality of the foregoing, such Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other similar items that are used in the conduct of its business.

5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by such Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of such Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner such Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates such Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of such Borrower or Borrower Products. Such Borrower has not received any written notice or claim, or, to the knowledge of such Borrower, oral notice or claim, challenging or questioning such Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto. To such Borrower’s knowledge, neither such Borrower’s use of its Intellectual Property nor the development, testing, manufacture or sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12 Financial Accounts. Exhibit E, as may be updated by the Administrative Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which any Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Other than Permitted Investments, such Borrower has no outstanding loans to any employee, officer or director of such Borrower nor has such Borrower guaranteed the payment of any loan made to an employee, officer or director of such Borrower by a third party.

5.14 Capitalization and Subsidiaries. Each Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. No Borrower owns any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Administrative Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrowers shall cause to be carried and maintained commercial general liability insurance, on an occurrence basis, against risks customarily insured against in Borrowers’ line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, and contractual liability. Borrowers must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrowers have and agree to maintain a minimum of $5,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrowers shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrowers shall also carry and maintain insurance policy for employee theft coverage with an ERISA endorsement in an amount not less than $100,000.

6.2 Certificates. Borrowers shall deliver to Lender certificates of insurance that evidence Borrowers’ compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrowers’ insurance certificate shall state Lender is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrowers may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrowers agree to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWERS

Borrowers agree as follows:

7.1 Financial Reports. Administrative Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Parent’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Parent’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments; as well as the most recent capitalization table for Borrowers, including the weighted average exercise price of employee stock options;

(c) as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including a balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d) as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that a Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that a Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; and

(f) financial and business projections, if any, promptly following their approval by a Borrower’s Board of Directors or Representatives, as applicable, as well as budgets, operating plans and other financial information reasonably requested by Lender.

No Borrower shall make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 and via e-mail to jbourque@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to jbourque@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2 Management Rights. Each Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of such Borrower at reasonable times and upon reasonable notice during normal business hours; provided such inspection rights shall not be exercised more frequently than twice per calendar in the absence of the occurrence and continuation of an Event of Default. In addition, any such representative shall have the right to meet with management and officers of such Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of such Borrower concerning significant business issues affecting such Borrower. Such consultations shall not unreasonably interfere with such Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over such Borrower’s management or policies.

7.3 Further Assurances. Each Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Each Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, such Borrower hereby authorizes Lender to execute and deliver on behalf of such Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of such Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for such Borrower. Each Borrower shall protect and defend such Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to such Borrower or Lender other than Permitted Liens.

7.4 Indebtedness. Such Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on such Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.5 Collateral. Such Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in such Borrower’s business or in which such Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process adversely affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon. Such Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and such Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process adversely affecting such Subsidiary’s assets. Such Borrower shall not agree with any Person other than Lender not to encumber its property.

7.6 Investments. Such Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7 Distributions. Such Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, other than mandatory tax distributions, except that a Subsidiary may pay dividends or make distributions to such Borrower, or (c) lend money to any employees, officers or directors (other than Permitted Indebtedness) or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate, or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8 Transfers. Except for Permitted Transfers, such Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9 Mergers or Acquisitions. Such Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than another Borrower).

7.10 Taxes. Such Borrower and its Subsidiaries shall pay when due all taxes, of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against such Borrower, Lender or the Collateral or upon such Borrower’s ownership, possession, use, operation or disposition thereof or upon such Borrower’s rents, receipts or earnings arising therefrom. Such Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, such Borrower may contest, in good faith and by appropriate proceedings, taxes for which such Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11 Corporate Changes. No Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender; provided, however, Parent shall be allowed to convert from a limited liability company to a corporation in its jurisdiction of formation with five (5) business days prior written notice to Lender and, in connection therewith, shall be allowed to change its name to Cempra, Inc. No Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. No Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) the delivery of clinical drug supplies to third parties in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.12 Deposit Accounts. No Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement.

7.13 Subsidiaries. Such Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary organized under the laws of any State within the United States to execute and deliver to Lender a Joinder Agreement.

SECTION 8. RIGHT TO INVEST

Lender, or an entity affiliated with Lender, shall have the right, in its discretion, to participate in any Subsequent Financings in an amount of up to $1,000,000 in the aggregate; provided that any participation shall not exceed ten percent (10%) of the applicable Subsequent Financing, on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing. For any purchase by Lender, or an entity affiliated with Lender, the purchasing entity shall be an “accredited investor” as defined in Regulation D promulgated under the Securities Act, and such purchasing entity shall execute the definitive share purchase agreement, LLC Agreement, investor rights agreement and other agreements executed by such other purchasers in connection with such Subsequent Financing. The Borrower shall give Lender not less than fifteen (15) days written notice prior to the closing of any Subsequent Financing, which notice shall state the principal terms (including, without limitation, the principal investors) of such Subsequent Financing. Lender may exercise its purchase rights hereunder with respect to such Subsequent Financing by delivering written notice thereof to the Borrower no less than ten days (10) days after receipt of the Borrower notice to Lender. In the event Lender fails to exercise such purchase rights in connection with any Subsequent Financing, such failure will constitute a waiver on behalf of Lender of the right to purchase securities in such Subsequent Financing.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. A Borrower fails to pay any principal, interest, fees or any other scheduled amount due under this Agreement, the Notes or any of the other Loan Documents on the due date or fails to pay any other nonscheduled amounts within five (5) days after demand by Lender; or

9.2 Covenants. A Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, or 7.8) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to a Borrower and (ii) a Borrower has actual knowledge of such default, or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, or 7.8, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4 Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between a Borrower and Lender and such default continues for more than fifteen (15) days after the earlier of (a) Lender has given notice of such default to a Borrower, or (b) a Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by a Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

9.6 Insolvency. A Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of a Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of a Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) a Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against a Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of a Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) a Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against a Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of a Borrower or of all or any substantial part of the properties of a Borrower without such appointment being vacated; or

9.7 Attachments; Judgments. Any portion of a Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000, or a Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.8 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $500,000 (except to the extent waived), or the occurrence of any default under any agreement or obligation of a Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrowers’ account debtors to make payment directly to Lender, compromise the amount of any such account on a Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to such Borrower. Lender may require a Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and such Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrowers or their representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrowers or any other Person, and Borrowers expressly waive all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Attention: Chief Legal Officer

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Attention: Janice Bourque

21 St. James Avenue, Suite 790

Boston, MA 02116

Facsimile: 617-314-9997

Telephone: 617-314-9992

(b)	If to Borrowers:

CEMPRA HOLDINGS, LLC

Attention: Mark Hahn

6340 Quadrangle Drive, Suite 100

Chapel Hill, NC 27517

Facsimile: 919-313-6620

Telephone: 919-313-6619

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated November 17, 2011). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by a Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrowers and their permitted assigns (if any). No Borrower shall assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrowers, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by a Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY A BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST A BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than a Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between a Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Each Borrower promises to pay Lender’s documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, each Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to a Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to a Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of a Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by a Borrower are confidential and proprietary information of a Borrower, if and to the extent such information either (x) is marked as confidential by a Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral or otherwise in connection with the transactions contemplated by the Loan Documents shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of such Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its reasonable judgment determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required in response to any summons or subpoena or in connection with any litigation, to the extent determined advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this paragraph prior to disclosure; or (h) otherwise with the prior consent of such Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of such Borrower under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Each Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve a Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against a Borrower for liquidation or reorganization, if a Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of a Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrowers unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17 Publicity. Lender may use a Borrower’s name and logo, and include a brief description of the relationship between Borrowers and Lender, in Lender’s marketing materials.

11.18 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by Parent and each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Parent and each other Borrower hereby irrevocably appoint and authorize the Administrative Borrower (i) to provide Lender with all notices with respect to Term Loan Advances obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Term Loan Advances and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the loan account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

SECTION 12. CO-BORROWERS

12.1 Co-Borrowers. Borrowers are jointly and severally liable for the Secured Obligations and Lender may proceed against one Borrower to enforce the Secured Obligations without waiving its right to proceed against any other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Secured Obligations or in the execution or delivery of any agreement between Lender and any Borrower. Each Borrower shall be liable for existing and future Secured Obligations as fully as if all of the Term Loan Advances were advanced to such Borrower. Lender may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers.

12.2 Subrogation and Similar Rights. Each Borrower irrevocably waives, until all Secured Obligations are satisfied, all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Secured Obligations, for any payment made by such Borrower with respect to the Secured Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Secured Obligations as a result of any payment made by such Borrower with respect to the Secured Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Secured Obligations, whether matured or unmatured.

12.3 Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Secured Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Secured Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Lender that changes the scope of Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Lender any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Lender with respect to the Secured Obligations in any manner or whatsoever.

12.4 Subrogation Defenses. Until all Secured Obligations have been paid in full and Lender has no further obligation to make Term Loan Advances to Borrowers, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

12.5 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Secured Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Secured Obligations.

(b) Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, Lender may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Secured Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Secured Obligations, (iii) modify in any manner any documents relating to the Secured Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Secured Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Secured Obligations.

(c) Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding such indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWERS:

CEMPRA HOLDINGS, LLC

Signature:	/s/ Prabhavathi Fernandes
Print Name:	Prabhavathi Fernandes, Ph.D.
Title:	President and CEO

CEMPRA PHARMACEUTICALS, INC.

Signature:	/s/ Prabhavathi Fernandes
Print Name:	Prabhavathi Fernandes, Ph.D.
Title:	President and CEO

CEM-102 PHARMACEUTICALS, INC.

Signature:	/s/ Prabhavathi Fernandes
Print Name:	Prabhavathi Fernandes, Ph.D.
Title:	President and CEO

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch
Print Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

Table of Exhibits and Schedules

Exhibit A:	Advance Request Attachment to Advance Request

Exhibit B-1:	Term Loan A Note

Exhibit B-2:	Term Loan B Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit H:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization

EXHIBIT A

ADVANCE REQUEST

To: Lender:	Date: , 2006

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Attn:

Cempra Holdings, LLC (“Administrative Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of                                  Dollars ($                ) on                     ,              (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a) Issue a check payable to Borrower

or

(b) Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Administrative Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that each Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Administrative Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its reasonable judgment, Lender may decline to fund the requested Advance.

Administrative Borrower hereby represents that each Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Administrative Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [            ], 20[    ]

ADMINISTRATIVE BORROWER:

CEMPRA HOLDINGS, LLC

SIGNATURE:
TITLE:
PRINT NAME:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Each Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	CEMPRA HOLDINGS, LLC

Type of organization:	Limited Liability Company

State of organization:	Delaware

Organization file number:

Name:	CEMPRA PHARMACEUTICALS, INC.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:

Name:	CEM-102 PHARMACEUTICALS, INC.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:

Each Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of their current locations are as follows:

EXHIBIT B-1

SECURED TERM LOAN A PROMISSORY NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]

Maturity Date: ___ __, 20[ ]

FOR VALUE RECEIVED, CEMPRA HOLDINGS, LLC, a Delaware limited liability company, for itself and each of its Subsidiaries signatory hereto (herein after referred to individually as a “Borrower” and collectively, as “Borrowers”) hereby promise to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Loan A Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [    ] Million Dollars ($[    ],000,000) or such other principal amount as Lender has advanced to Borrowers, together with interest at the Term Loan A Interest Rate specified in the Loan Agreement (as defined below).

This Secured Term Loan A Promissory Note is the Term Loan A Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated December [            ], 2011, by and between Borrowers and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Secured Term Loan A Promissory Note.

Borrowers waive presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrowers agree to make all payments under this Secured Term Loan A Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Secured Term Loan A Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Secured Term Loan A Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

(Signatures to follow)

BORROWERS:	CEMPRA HOLDINGS, LLC

By:
Title:

CEMPRA PHARMACEUTICALS, INC.

By:
Title:

CEM-102 PHARMACEUTICALS, INC.

By:
Title:

EXHIBIT B-2

SECURED TERM LOAN B PROMISSORY NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]

Maturity Date: ___ __, 20[ ]

FOR VALUE RECEIVED, CEMPRA HOLDINGS, LLC, a Delaware limited liability company, for itself and each of its Subsidiaries signatory hereto (herein after referred to individually as a “Borrower” and collectively, as “Borrowers”) hereby promise to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Loan B Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [    ] Million Dollars ($[ ],000,000) or such other principal amount as Lender has advanced to Borrowers, together with interest at the Term Loan B Interest Rate specified in the Loan Agreement (as defined below).

This Secured Term Loan B Promissory Note is the Term Loan B Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated December [            ], 2011, by and between Borrowers and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Secured Term Loan B Promissory Note.

Borrowers waive presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrowers agree to make all payments under this Secured Term Loan B Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Secured Term Loan B Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Secured Term Loan B Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

(Signatures to follow)

BORROWERS:	CEMPRA HOLDINGS, LLC

By:
Title:

CEMPRA PHARMACEUTICALS, INC.

By:
Title:

CEM-102 PHARMACEUTICALS, INC.

By:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Each Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	CEMPRA HOLDINGS, LLC

Type of organization:	Limited Liability Company

State of organization:	Delaware

Organization file number:	4548840

Name:	CEMPRA PHARMACEUTICALS, INC.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	4059767

Name:	CEM-102 PHARMACEUTICALS, INC.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	4548841

2. Each Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name: N/A

Used during dates of:

Type of Organization:

State of organization:

Organization file Number:

Borrower’s fiscal year ends on

Borrower’s federal employer tax identification number is:

3. Each Borrower represents and warrants to Lender that its chief executive office is located at 6340 Quadrangle Drive, Suite 100, Chapel Hill, NC 27517.

EXHIBIT D

INTELLECTUAL PROPERTY FROM THIRD PARTIES

Collaborative Research and Development and License Agreement dated March 31, 2006, by and between Cempra Pharmaceuticals, Inc. and Optimer Pharmaceuticals, Inc.

EXHIBIT E

BORROWERS’ DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated December [            ], 2011 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and Cempra Holdings, LLC and each of its Subsidiaries signatory thereto (hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”). All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Administrative Borrower, knowledgeable of all Borrowers’ financial matters, and is authorized to provide certification of information regarding Borrowers; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, each Borrower is in compliance for the period ending                      of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 30 days

Audited Financial Statements	FYE within 150 days

Very Truly Yours,

CEMPRA HOLDINGS, LLC

By:
Name:
Its:

CEMPRA PHARMACEUTICALS, INC.

By:
Name:
Its:

CEM-102 PHARMACEUTICALS, INC.

By:
Name:
Its:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [                        ], 20[    ], and is entered into by and between                                     , a                          corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a Lender.

RECITALS

A. Subsidiary’s Affiliate, [                            ] (“Company”) has entered into that certain Loan and Security Agreement dated December [        ], 2011, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1. The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2. By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were a Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

Address: 400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301 Facsimile: 650-473-9194 Telephone: 650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Loan and Security Agreement dated December 20, 2011 between Cempra Holdings, LLC and each of its Subsidiaries signatory thereto (hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”) and Hercules Technology Growth Capital, Inc. (“Lender”) (the “Agreement”)

In connection with the above referenced Agreement, Borrowers hereby authorize Lender to initiate debit entries for the periodic payments due under the Agreement to Borrowers’ account indicated below. Borrowers authorize the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)

By:

Date:

(Borrower)(Please Print)

By:

Date:

(Borrower)(Please Print)

By:

SCHEDULES TO LOAN AND SECURITY AGREEMENT

In connection with that certain Loan and Security Agreement dated as of December 20, 2011, by and among Cempra Holdings, LLC (“Holdings”), each subsidiary of Holdings (together with Holdings, the “Borrowers”), and Hercules Technology Growth Capital, Inc. (the “Lender”), the Borrowers hereby deliver these Schedules to Loan and Security Agreement. The section numbers in these Schedules correspond to the section numbers in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where such disclosure would be appropriate and reasonably apparent. Disclosure of any information or document herein is not a statement or admission that it is material or required to be disclosed herein. Capitalized terms used but not defined herein shall have the same meanings given them in the Agreement.

LIST OF SCHEDULES

EXISTING PERMITTED INDEBTEDNESS	19

EXISTING PERMITTED INVESTMENTS	20

EXISTING PERMITTED LIENS	21

CONSENTS, ETC.	22

ACTIONS BEFORE GOVERNMENTAL AUTHORITIES	23

TAX MATTERS	24

INTELLECTUAL PROPERTY CLAIMS	25

INTELLECTUAL PROPERTY	26

BORROWER PRODUCTS	27

CAPITALIZATION	28

SCHEDULE 1

SUBSIDIARIES

1)	Cempra Pharmaceuticals, Inc.

2)	CEM-102 Pharmaceuticals, Inc.

SCHEDULE 1A

EXISTING PERMITTED INDEBTEDNESS

1)	Unsecured Convertible Promissory Notes issued pursuant to the Unsecured Convertible Promissory Note and Warrant Purchase Agreement dated August 5, 2011, by and between Borrower and those purchasers listed on Schedule A thereto.

SCHEDULE 1B

EXISTING PERMITTED INVESTMENTS

None.

SCHEDULE 1C

EXISTING PERMITTED LIENS

1)	Office Lease dated November 9, 2011, between Cempra Pharmaceuticals, Inc. and Property Reserve, Inc., pursuant to which Cempra Pharmaceuticals, Inc. granted a security interest in any alteration, improvements, trade fixtures, goods, inventory and personal property located on or within the leased premises.

SCHEDULE 5.3

CONSENTS, ETC.

The following consents, waivers and/or notices will be obtained or provided on or prior to the Closing:

1)	Under Holdings’ Second Amended and Restated Limited Liability Company Agreement, dated May 13, 2009, as amended to date, the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total outstanding Preferred Units, voting as a separate class, and the Majority Class C Investors (as defined in the LLC Agreement) is required for Holdings or either subsidiary of Holdings to borrow funds or incur indebtedness for money borrowed in excess of $500,000. In addition, such consent is required for Holdings, or either subsidiary of Holdings, to authorize or issue any notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any Units of Holdings having any preference or priority or ranking superior to, junior to or on parity with any such preference or priority of the Preferred Units.

2)	Under that certain Unsecured Convertible Promissory Note and Warrant Purchase Agreement, dated August 5, 2011 (the “Note and Warrant Purchase Agreement”), the consent of the Majority Note Holders (as defined in the Note and Warrant Purchase Agreement) is required for Holdings or either subsidiary of Holdings to incur, directly or indirectly, any new indebtedness for money borrowed outside the ordinary course of business in excess of $500,000 in the aggregate. In addition, such consent is required for Holdings, or either subsidiary of Holdings, to grant a security interest in, or otherwise encumber, any material asset of Holdings or any material asset of either subsidiary of Holdings.

SCHEDULE 5.5

ACTIONS BEFORE GOVERNMENTAL AUTHORITIES

None.

SCHEDULE 5.8

TAX MATTERS

None.

SCHEDULE 5.9

INTELLECTUAL PROPERTY CLAIMS

None.

SCHEDULE 5.10

INTELLECTUAL PROPERTY

1)	Others’ Rights

a)	Certain inventions made in conjunction with projects previously performed by Catalent Pharma Solutions LLC may be jointly owned by the Company and Catalent.

2)	Government Rights

a)	Certain inventions licensed to Cempra by Optimer Pharmaceuticals, Inc. pursuant to the Collaborative Research and Development and License Agreement dated March 31, 2006, as amended (the “Optimer License”), were made at least in part with funding from the National Institutes of Health. The United States Government has certain rights in those inventions.

3)	Limitations on licenses to Cempra

a)	The license territory set forth in the Optimer License excludes ASEAN (Association of Southeast Asian Nations) countries.

4)	Licenses granted to others by Cempra

a)	Pursuant to Section 5.4 of the Optimer License, Cempra licenses back rights under Cempra patents and know-how to make, have made, use, sell, offer for sale and import licensed Optimer products in ASEAN countries.

SCHEDULE 5.11

BORROWER PRODUCTS

None.

SCHEDULE 5.14

CAPITALIZATION1

	Cempra Holdings, LLC	Cempra Pharmaceuticals, Inc.	CEM-102 Pharmaceuticals, Inc.
Class A Preferred Shares (Stock)	21,773,669	21,773,669	0
Class B Preferred Shares (Stock)	7,692,308	615,841	0
Class C Preferred Shares (Stock)	42,649,063	0	0
Treasury Shares (Stock)		(7,076,467)
Common Shares (Stock)	5,071,450	4,665,232	100,000

[1]

The table provided represents only those of the companies’ securities that are outstanding as of December          and does not include any securities issued pursuant to any convertible bridge financings, options, or warrants.